 Exhibit 99.1

INSTRUCTIONS FOR USE OF

AMERICA FIRST TAX EXEMPT INVESTORS, L.P.

SUBSCRIPTION RIGHTS CERTIFICATES

These instructions are provided to assist you to exercise your Subscription Right to purchase additional Beneficial Unit Certificates, or BUCs, of America First Tax Exempt Investors, L.P. pursuant to the Rights Offering described in the Prospectus, dated [                       ], 2008, that accompanies these instructions.  Please follow these instructions carefully.

Before you decide to purchase BUCs in the Rights Offering, please read the Prospectus in its entirety.  It contains important information regarding the terms and conditions of the Rights Offering, including a discussion of certain risks associated with purchasing BUCs in the Rights Offering.

I.  If you want to purchase BUCs in the Rights Offering, you will need to do the following:

1.           Locate the Subscription Rights Certificate included with the Prospectus delivered to you.  This is the document you will use to exercise your Subscription Rights.  Among other things, the Subscription Rights Certificate shows the number of Subscription Rights that have been issued to you.  You can find this number in the top right hand corner of the Subscription Rights Certificate.

2.           Complete the reverse side of your Subscription Rights Certificate in the following manner:

A.
Use Section 1(a) to indicate the number of BUCs you wish to purchase using your “Basic Subscription Privilege.”  Your Basic Subscription Privilege allows you to purchase one (1) BUC for each Subscription Right issued to you.  You also need to calculate the subscription price for these BUCs by multiplying the number of BUCs subscribed for by $[      ] and filling in the amount in Section 1(a).

B.
If you have subscribed for all of the BUCs you are entitled to buy under your Basic Subscription Privilege, you may use Section 1(b) to indicate the number of any BUCs you wish to purchase using your “Oversubscription Privilege.”  Fill in the largest number of BUCs you desire to purchase using your Oversubscription Privilege.  This number may be no larger than the number of BUCs you can purchase under your Basic Subscription Privilege.  You also need to calculate the subscription price for these BUCs by multiplying the number of additional BUCs subscribed for by $[      ] and filling in the amount in Section 1(b).

C.	Complete Section 1(c) by showing the total subscription price of all the BUCs for which you subscribed in Section 1(a) and in Section 1(b), if any.

D.
Complete Section 1(d) to indicate the manner in which you will make payment for the BUCs for which you subscribed.  Payment must be in U.S. dollars for the full price of all BUCs for which you subscribed under both your Basic Subscription Privilege and your Oversubscription Privilege.  You may pay the subscription price in either of the following manners:

•
Certified or Cashier’s check drawn on a U.S. bank, or postal or telegraphic money order, made payable to “American Stock Transfer & Trust Company, as Subscription Agent.”  Please do not pay with a personal check.

•
Wire transfer of immediately available funds directly to the account maintained by American Stock Transfer & Trust Company, as Subscription Agent, for purposes of accepting subscriptions in this Rights Offering at:

JP Morgan Chase
55 Water Street
New York, NY 10005
ABA # 021000021
Acct # 323-059953
Reference: American Stock Transfer FBO America First Tax Exempt Investors L.P.

Please include the number of your Subscription Rights Certificate with your remittance.  You can find this number in the top left hand corner of your Subscription Rights Certificate.

NOTE:  If your payment does not cover the full amount of BUCs for which you have subscribed under both your Basic Subscription Privilege and your Oversubscription Privilege, or you do not specify how many BUCs you would like to purchase, we will treat your subscription to be for the maximum number of BUCs that can be purchased at the subscription price by your payment.  If your payment is larger than necessary to purchase the BUCs for which you have subscribed, we will return any overpayment to you in the mail.

E.
Sign your Subscription Rights Certificate in Section 2.  Your signature(s) must correspond with the name(s) as printed on the face of your Subscription Rights Certificate in every particular, without alteration or enlargement, or any other change whatsoever.

3.           Deliver your Subscription Rights Certificate and payment to the Subscription Agent for the Rights Offering, American Stock Transfer & Trust Company, in either of the following manners so that it arrives not later than 5:00 p.m., Eastern Time, on [date], 2008:

By Mail:	By Overnight Courier or by Hand:

American Stock Transfer & Trust Company	American Stock Transfer & Trust Company
Operations Center	Operations Center
Attn: Reorganization Department	Attn: Reorganization Department
P.O. Box 2042	6201 15th Avenue
New York, New York 10272-2042	Brooklyn, New York 11219

A self-addressed envelope is included for this purpose.  Delivery to any address or by a method other than those set forth above will not constitute valid delivery.  Any Subscription Rights Certificate received after the deadline set forth above (even if it is mailed prior to the deadline) will not be accepted unless our general partner extends the deadline in its sole discretion.  Because of this, we recommend that if you mail your Subscription Rights Certificate and payment, you use registered mail, properly insured, with return receipt requested and that you mail it far enough in advance to assure timely delivery to the Subscription Agent.

Include your payment with your Subscription Rights Certificate, unless you make payment via wire transfer.

YOU ARE RESPONSIBLE FOR THE METHOD OF DELIVERY OF YOUR SUBSCRIPTION RIGHTS CERTIFICATE WITH YOUR SUBSCRIPTION PRICE PAYMENT TO THE SUBSCRIPTION AGENT.

Once you deliver your Subscription Rights Certificate and payment to the Subscription Agent it will be irrevocable.  You will not be allowed to withdraw or terminate your subscription.

II.  Nominee Holders.

Banks, brokers, and other nominee holders of Subscription Rights who are acting on behalf of the beneficial owners of these Subscription Rights are required in connection with the exercise of the Oversubscription Privilege to certify to the Subscription Agent and the Company as to (i) the aggregate number of Subscription Rights that have been exercised pursuant to the Basic Subscription Privilege, (ii) whether the Subscription Rights exercised pursuant to the Basic Subscription Privilege on behalf of each beneficial holder for which they are acting has been exercised in full and (iii) the number of BUCs that are being subscribed for pursuant to the Oversubscription Privilege, by each beneficial owner of the Subscription Rights (including such nominee itself) on whose behalf such nominee holder is acting.

III.  If you do not wish to purchase BUCs in the Rights Offering.

You do not need to take any action.  However, please note, that your Subscription Rights are not transferable (except by operation of law such as to the estate of a recipient upon the recipient’s death) and may not be sold by you to any other party.  If you do not exercise your Subscription Rights they will expire at 5:00 p.m., Eastern Time, on [date], 2008, unless our general partner extends the deadline for exercising Subscription Rights.

IV.  Issuance of BUCs and Return of Excess Cash.

Immediately after the Rights Offering closes, and all Subscription Rights have been processed, we will issue BUCs to the persons who subscribed for BUCs in the Rights Offering.  You will be credited with ownership of all BUCs you subscribed for under your Basic Subscription Privilege and your pro rata share of BUCs you subscribed for under your Oversubscription Privilege.  This pro rata amount will depend on (i) the number of BUCs for which other BUC holders did not fully exercise their Basic Subscription Privilege and (ii) the number of BUCs for which we received valid subscriptions by all BUC holders exercising their Oversubscription Privilege.  If you are issued fewer BUCs than the total you subscribed for under your Oversubscription Privilege, we will return to you any money that you sent us in excess of what was necessary to make your purchase of BUCs.  No interest will be paid to you on these funds, however.

If you have any questions, need help, or need additional documents, please contact our Information Agent, Georgeson Shareholder Services at:

Banks and brokers please call: (212) 440-9800
All others call toll free: [( ) ]